Exhibit 99.1

Beazer Homes Announces Pricing of Upsized Offering of $325 Million Senior Notes
ATLANTA - April 3, 2014 - Beazer Homes USA, Inc. (NYSE: BZH) (the “Company”) today priced its previously-announced offering of $325 million aggregate principal amount of 5.750% Senior Notes due 2019 (the “Notes”) at par. This represents an increase of $25 million over the aggregate principal amount previously announced. The Notes are being offered in a private offering that is exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).
The Company is offering the Notes to qualified institutional buyers in accordance with Rule 144A or outside the United States in accordance with Regulation S under the Securities Act. The Company intends to use the net proceeds from the offering to fund or replenish cash that is expected to be used to fund the redemption of its 9.125% senior notes due 2018.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The offer and sale of the Notes will not be registered under the Securities Act or applicable state securities laws, and the Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the Notes cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
About Beazer Homes USA, Inc.
Headquartered in Atlanta, Beazer Homes is one of the country’s 10 largest single-family homebuilders. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans, which provide flexible floorplan options to meet the personal preferences and lifestyles of its buyers.  In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service.  The Company offers homes in 16 states, including Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”